Exhibit 99.5

Consent to Be Named as a Director Nominee of
RW Holdings NNN REIT, Inc.

To RW Holdings NNN REIT, Inc.:

I, Joe F. Hanauer, hereby consent to be named as a director nominee of RW Holdings NNN REIT, Inc., a Maryland corporation (the “Company”), in the Company’s Registration Statement on Form S-4 and the Joint Proxy Statement and Prospectus contained therein to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended.

Dated:  September 19, 2019

/s/ Joe F. Hanauer
Joe F. Hanauer